EXHIBIT 11.22

                    SETTLEMENT AND GENERAL RELEASE AGREEMENT
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         THIS SETTLEMENT AND GENERAL RELEASE AGREEMENT ("Agreement") dated this
20th day of December, 2004, is by and between INTERACTIVE BRAND DEVELOPMENT, INC., its affiliates, subsidiaries, principals and predecessors (collectively, "IBD") and Children's Academy of Pompano Beach LLC ("CAPB").

         WHEREAS, CAPB and IBD entered into that certain Lease Agreement dated 11/26/2002 ("Lease Agreement");

         WHEREAS, the Lease Agreement expires 12/26/2007;

         WHEREAS, the amounts currently due under the Lease Agreement and the amounts due on the remaining term of the Lease Agreement are approximately $307,800 ("Remaining Obligations");

         WHEREAS, IBD desires to terminate the Lease Agreement;

         WHEREAS, IBD and CAPB believe that a termination of the Lease Agreement under the terms and conditions set forth below is in their best respective interests;

         NOW THEREFORE, IBD and CAPB, in consideration of the promises and covenants contained herein, the sufficiency of which is acknowledged, agree as follows:

         1. RECITALS. The above recitals are true, correct and are herein incorporated by reference.

         2. TERMINATION, SETTLEMENT AND RELEASE. The Parties agree that in full settlement of the Remaining Obligations any and all disputed claims by CAPB:

                  (a) Within five (5) business days following the parties mutual execution and exchange of this Agreement, IBD will issue to CAPB 200,000 shares of restricted IBD common stock (the "Settlement Shares"). The Settlement Shares will contain the appropriate restrictive legends representing that the Settlement Shares have not been registered under the Securities Act of 1933, as amended.

                  (b) Upon completion of the delivery of share certificates representing the Settlement Shares, as described in Section 2(a) CAPB shall remise, release, acquit, satisfy and forever discharge IBD of and from all, and all manner of action and actions, cause and causes of action, rights, liens, agreements, obligations, claims, debts, dues, sums of monies, costs, expenses, attorneys' fees, judgments, orders and liabilities, accounts, promises, damages, warranties, suits, covenants, contracts, controversies, variances, trespasses and extents, of whatever kind and nature in law or equity or otherwise whether now known or unknown, which CAPB ever had, or which any executor, administrator, personal representative, insurer, successor, heir, or assign of CAPB hereafter can, shall or may have, against IBD for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date of this Release, including, but not limited to, all claims that were or could have been asserted, or arising from the Lease Agreement.

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                  (c) CAPB agrees that it shall comply with all applicable state and federal securities laws and regulations in connection with the disposition, transfer or sale of the Settlement Shares and shall not attempt to or dispose of, transfer or sell the Settlement Shares indirectly to or through one or more third parties so as to contravene or avoid the sale restrictions described in
Section 2(a) herein. In addition, CAPB acknowledges that the issuance of the Settlement Shares is subject to the approval of the American Stock Exchange.

         4. CONFIDENTIALITY. The terms of this Agreement shall be completely and entirely confidential. No party to this Agreement shall disclose any of the terms of this Agreement unless compelled to do so by a court of competent jurisdiction, by statute, or by any regulatory agency, or as may be required in connection with IBD's obligations under applicable Federal securities laws. The parties agree to cease and desist from making any statements regarding the respective parties which arose out of the facts and circumstances giving rise to this Agreement. If any of the parties are questioned or are involved in a discussion regarding this Agreement, the parties shall merely state that this Agreement has been resolved and the party is prohibited from discussing this Agreement or anything that occurred during the relationship, unless compelled to do so by a court of competent jurisdiction, by statute, or by any regulatory agency. This confidentiality provision is a material and important term of this Agreement. In the event of a breach of any provision of this Agreement, IBD reserves any and all rights it may have, including, but not limited to, seeking damages.

         5. RESOLUTION OF DISPUTES. Any disputes regarding the interpretation or enforcement of this Agreement shall be resolved exclusively by the Circuit Court in and for Broward County, Florida, and the Circuit Court shall have exclusive jurisdiction to resolve disputes as to the interpretation or enforcement of this Agreement. The prevailing party in any action to interpret or enforce the terms of this Agreement shall be entitled to reasonable attorneys' fees and all costs incurred (including costs not normally recoverable under applicable law).

         6. ENTIRE AGREEMENT AND AMENDMENT.

                  (a) This Agreement incorporates all of the terms and conditions of the Agreement between the parties. Each party acknowledges that he or she has read and understands the Agreement and all documents to which such Agreement refers.

                  (b) Nothing shall serve to amend or modify any provisions hereof in any respect whatsoever unless reduced to writing and signed by CAPB and IBD.

                  (c) This Agreement contains the complete and exclusive expression of the understanding between the parties hereto with respect to the settlement provided for herein and supersedes any prior negotiations or any prior contemporaneous agreements or representations, oral or written, expressed or implied, by or between the parties hereto with respect to the subject matter hereof.

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         7. GOOD FAITH BEST EFFORTS. Each party agrees to exercise good faith and exert their respective best efforts to effectuate the intent of this Agreement.

         8. NO ADMISSIONS. Nothing in this Agreement constitutes an admission or other evidence of rights or liabilities of any person or entity except with respect to the contractual rights and liabilities provided herein and in the documents executed pursuant hereto. Each party acknowledges that the other has asserted rights and denies liabilities that are finally settled by this Agreement.

         9. NO ASSIGNMENT. CAPB represents that he has made no assignment of any of its respective claims hereby released and settled and has full right and authority to enter into this Agreement and accompanying releases on behalf of its and its, affiliates, successors and assigns.

         10. CONSTRUCTION. The parties hereto agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no assumption that any ambiguities in the Agreement shall be resolved against any party. Any controversy over the construction of this Agreement shall be decided mutually in light of its conciliatory purposes without regard to the events of authorship or negotiation.

         11. REPRESENTATIONS AND WARRANTIES. The parties expressly warrant and represent to each other that they have been fully informed as to the terms, contents, conditions and effects of this Agreement and that they have executed the same freely and voluntarily and having had the opportunity to obtain the advice from their own attorneys and fully understand and intend this Agreement to be a full, complete, and final release to each other as to all matters set forth herein. Further, the parties warrant and represent to each other that they have executed this Agreement with the full capacity and authorization to do so. In executing this Agreement, the parties also state and represent that they understand the terms of this Agreement are contractual and not merely a recital. The parties acknowledge, understand and agree that this Agreement shall bind it and its successors or assigns, and shall inure to the benefit of the parties released herein and their agents, servants, employees, representatives, subsidiaries, insurers, sureties, successors or assigns.

         12. CHOICE OF LAW. This Agreement shall be governed by, construed, and interpreted and the rights of the parties determined in accordance with the laws of the State of Florida, without reference to the principles of conflicts of law.

         13. WAIVER OF TRIAL BY JURY. The parties agree that in the event any action is instituted to enforce the terms of this Agreement, they hereby waive trial by jury.

         14. DRAFTING THIS AGREEMENT. The fact that the attorney for one of the parties drafted this Agreement shall not be deemed either a benefit or burden to such party and this Agreement shall not be construed against such party.

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         15. NON-WAIVER PROVISION. The failure of any party to insist upon strict performance of any one or more of the terms and provisions of this Agreement, shall not be construed as a waiver or a relinquishment for the future of any such term or provision, and the same shall continue in full force and effect. No waiver or relinquishment shall be deemed to have been made by either party unless in writing and signed by that party.

16. NOTICES. All notices and other communications required or provided herein shall be in writing and shall be sent by facsimile or by certified mail, return receipt requested, to the parties at the addresses indicated below unless prior written notification of a change of address is given to the other party.

If to CAPB:
760 E. McNab Road
Pompano Beach, Florida 33060

If to IBD:
2200 S.W. 10th Avenue
Deerfield Beach, Florida 33443

         17. EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first indicated above.

                                      Interactive Brand Development, Inc.

                                      By: /s/ Steve Markley
                                      Name: Steve Markley
                                      Its: Chief Executive Officer


                                      Children's Academy of Pompano Beach LLC

                                      By: Arlette Spaniak
                                      Name: Arlette Spaniak
                                      Its: President


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